EXHIBIT 10.4

MEMORANDUM OF UNDERSTANDING

THIS MEMORANDUM OF UNDERSTANDING, dated as of this 15th day of November, 2015 (the "MOU"), is by and between Solarflex Corp., a Delaware corporation with offices located at 2 Abba Hillel Silver Street, 11th Floor, Ramat Gan 52506 Israel (the "Company") and Edwin Witarsa Ng, a resident of Indonesia with an address at Kompleks Masdulhak Garden, N0. 42, Medan 20152, Indonesia ("Mr. Ng"). The Company and Mr. Ng are sometimes referred to individually, as a "Party" and collectively, as the “Parties.”

RECITALS

WHEREAS, on November 10, 2015, the Company, International Executive Consulting SPRL, an entity organized under the laws of Belgium ("IEC") and Mr. Ng entered into an agreement pursuant to which the Company and IEC agreed that the Company will return certain machinery (the "Equipment") to IEC, which Equipment IEC sold and transferred to the Company under an Asset Purchase Agreement dated May 14, 2013 (the "APA") in consideration for the issuance of 60,000,000 shares of the Company's common stock, par value $0.0001(the "Shares") and IEC will transfer and assign the Shares (the "Rescission Agreement");

WHEREAS, as a result of the Rescission Agreement and the determination by the Company that it did not intend to further pursue its business plan involving the use and commercial exploitation of the Equipment, the Company and Mr. Ng agreed to pursue certain business owned by an entity controlled by Mr. Ng;

WHEREAS, Mr. Ng, as the control shareholder and principal of PT Kinerja Indonesia, a company organized under the laws of Indonesian ("PT Kinerja"), which entity owns, among other interests, KinerjaPay, an eCommerce platform that is used to: (i) facilitate users' buying and selling activities; (ii) provide eWallet service that allows users to make payments on merchant sites; and (iii) allow users to gamify their shopping experience, among other features that provide users an end-to-end solution for shopping, game playing and saving ("KinerjaPay");

WHEREAS, the Company and Mr. Ng entered into this MOU, subject to the execution and delivery of a definitive agreement within 45 days of this MOU (the "Definitive Agreement"), as follows: (i ) Mr. Ng agreed to cause PT Kinerja to grant the Company the exclusive, world-wide license and right to KinerjaPay IP; and (ii) appoint Mr. Ng as a director and chairman of the board of directors of the Company; and

WHEREAS, the Company and Mr. Ng acknowledge and agree that they shall use their best efforts to complete the execution and delivery and the closing of the Definitive Agreement on or before December 31, 2015 (the "Closing").

NOW, THEREFORE, the Parties hereto hereby agree as follows:

Section 1. Purpose of this MOU:
The purpose of this MOU is to set out the general terms and conditions of the contemplated Definitive Agreement pursuant to which the Company will own an the exclusive, world wide license to KinerjaPay IP (the "License") upon the closing of the Definitive Agreement (the "Closing").

Section 2. The Closing Transaction:
At the Closing, PT Kinerja shall grant and the Company shall accept the License, pursuant to the terms and conditions and during the term set forth in the Definitive Agreement.

Section 3. Conditions Precedent:
The Parties hereby agree that the following conditions precedent are fundamental to the transaction contemplated herein and to the Closing of the Definitive Agreement:
3.1 The Company and Mr. Ng will have the right to conduct reasonable due diligence;
3.2 Neither the Company nor the KinerjaPay IP shall suffer any material adverse events from the date of this MOU to the Closing; and
3.3 The execution of this MOU does not and will not: (i) constitute a violation of the charter documents of the Company or PT Kinerja; or (ii) constitute a violation of any statute, judgment, order, decree or regulation or rule of any court, governmental authority or arbitrator applicable or relating to the Company or PT Kinerja.

Section 4. Conditions to Closing:
4.1 The KinerjaPay License shall be free and clear of any liens, claims, encumbrances, obligations, liabilities to PT Kinerja or any third party and shall permit the Company to commercially exploit the License without limitation;
4.2 The Definitive Agreement shall have been duly authorized, executed and delivered by the Company and PT Kinerja and shall constitute the legal, valid and binding obligation of the Parties and PT Kinerja, enforceable in accordance with its terms, except as may be limited by bankruptcy, reorganization, insolvency and similar laws of general application relating to or affecting the enforcement of rights of creditors. shall have been duly authorized by the Board of Directors of the Company and PT Kinerja; and
4.3 The Parties and PT Kinerja shall represent, among other things, that each has the power and authority to enter into this MOU and the Definitive Agreement without the necessity of obtaining any consent, approval, authorization or waiver or giving any notice or otherwise

Section 5. The Definitive Agreement:
5.1 Immediately after the execution of this MOU, the Parties will negotiate in good faith the terms of the Definitive Agreement and will devote their best efforts to execute and deliver the Definitive Agreements as soon as practically possible, however, not later than December 31, 2015.
5.2 In the event that the Parties are not successful in executing the Definitive Agreements for any reason whatsoever within the timeframe set forth in Section 5.1 above, this MOU will terminate and become null and void and will not bind the Parties in any way except as specifically otherwise provided in this MOU, unless the Parties shall agree in writing to extend the period.
5.3 Notwithstanding the generality of the foregoing, this MOU will terminate with immediate effect upon the signing of the Definitive Agreement.

Section 6. Miscellaneous:
6.1 Confidential Information. Subject to any applicable law or regulation, all information supplied to any of the Parties in the preparation, signing and performance of this MOU or of the Definitive Agreement (the "Confidential Information") shall be considered as proprietary and confidential information of the Party disclosing such Confidential Information. The Parties hereto shall not disclose any Confidential Information to any other person without the prior written consent of the other Party. Notwithstanding the foregoing, the Parties may disclose Confidential Information to their attorneys, auditors, consultants, advisors and key employees who have a need to know such Confidential Information for the purpose of the performance of this MOU or the negotiations and performance related to the Definitive Agreement (the "Representatives"), provided, however, that each Party shall take all reasonable steps and precautions to assure that its respective Representatives to whom such disclosure is made will act in accordance with the terms of this MOU as if each of them were a Party hereto, and that each Party shall be responsible for any breach of this MOU by any of its respective Representatives. Anything herein to the contrary notwithstanding, this clause 6.1 (Confidential Information) shall be binding upon the Parties and remain in force for 2 years following the termination of this MOU for any reason whatsoever.
6.2 Non-Assignment. The provisions of this MOU shall inure to the benefit of the Parties hereto and their respective successors and assigns, provided that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this MOU without the consent of each other Party hereto.
6.3 Agreements with Third Parties. Nothing herein contained shall be deemed or construed to amend, modify, derogate from or change any existing agreement or understanding of the Parties with third parties relating to other matters set forth herein.
6.4 Counterparts; Effectiveness. This MOU may be signed in any number of counterparts, including in electronic format, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
6.5 Governance and Jurisdiction. This MOU shall be governed in all respects by the laws of State of New York, USA, without regard to the principles of conflict of law, and the relevant courts of New York City, New York, USA, will have exclusive jurisdiction over all matters arising from this MOU.
6.6 Amendments. Any modification or amendment to this MOU shall be void unless made in writing and signed by the Parties to this MOU.
6.7 Non-Binding Nature. Other than the provisions explicitly stated in this MOU to be binding, no other provision of this MOU shall be legally binding upon the Parties.

IN WITNESS WHEREOF, the Parties have signed this MOU on the date first written above.

SOLARFLEX CORP.

/s/: Sergei Rogov
Sergey Rogov, Chairman and President

EDWIN WITARSA NG,
Individually and on behalf of PT Kinerja

/s/: Edwin Witarsa Ng
Edwin Witarsa Ng